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                                                                                                                          Exhibit 12
                                BROOKDALE LIVING COMMUNITIES, INC. AND SUBSIDIARIES (THE "COMPANY")
                                   AND PREDECESSOR PROPERTIES (THE "PREDECESSOR" TO THE COMPANY)

                                             STATEMENTS REGARDING COMPUTATION OF RATIO
                                OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                                   (In Thousands, Except Ratios)


                                           Predecessor Historical                        Brookdale Living Communities, Inc.
                                   _____________________________________              __________________________________________
                                   Year ended December 31,    January                   May 7           Year ended December 31,
                                   -----------------------       to                        to           -----------------------
                                     1995      1996          May 6, 1997              Dec. 31, 1997      1998             1999
                                     ----      ----          -----------              -------------      ----             ----

EARNINGS
Income (loss) before minority
interest, (provision)/benefit
for income taxes and
extraordinary item ...........    $ (1,424)  $ 2,365          $   (290)                $     (77)      $   10,281      $   18,007

Interest cost.................       5,626     4,740             3,872                    10,153           23,139          33,030
Interest cost (capitalized)...           -         -                 -                      (191)          (1,558)         (1,595)
Amortization of debt expense..         878       581               225                       846            1,292           1,458

Preferred stock dividends.....           -         -                 -                         -                -               -
                                  --------   -------          --------                 ---------       ----------      ----------

Earnings......................    $  5,080   $ 7,686          $  3,807                 $  10,731       $   33,154      $   50,900
                                  ========   =======          ========                 =========       ==========      ==========

FIXED CHARGES

Interest cost.................    $  5,626   $ 4,740          $  3,872                 $  10,153       $   23,139      $   33,030
Amortization of debt expense..         878       581               225                       846            1,292           1,458
Preferred stock dividends.....           -         -                 -                         -                -               -
                                  --------   -------          --------                 ---------       ----------      ----------

Total fixed charges...........    $  6,504   $ 5,321          $  4,097                 $  10,999       $   24,431      $   34,488
                                  ========   =======          ========                 =========       ==========      ==========

Ratio of earnings to combined
fixed charges and preferred
stock dividends ..............           -      1.44                 -                         -             1.36            1.48
                                  ========   =======          ========                 =========       ==========      ==========

Excess (deficit) of earnings to
combined fixed charges and
preferred stock dividends......   $ (1,424)  $ 2,365          $   (290)                $    (268)      $    8,723      $   16,412
                                  ========   =======          ========                 =========       ==========      ==========
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